EXHIBIT 16


March 26, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read paragraphs one through four of Item 4 included in the Form 8-K dated March 22, 2002 of Vectren Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP


cc:      Jerome A. Benkert, Jr.
         Executive Vice President, Chief Financial
         Officer and Treasurer
         Vectren Corporation